Exhibit 99.1
Michael McAdams
Assistant Treasurer
(937) 225-3324
ROBBINS & MYERS REPORTS
FOURTH QUARTER & YEAR END FISCAL 2005 RESULTS
DAYTON, OHIO, October 10, 2005 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the fourth quarter of fiscal 2005, ended August 31, 2005. For the fourth quarter of fiscal 2005, the Company reported net income per share of $0.16, including restructuring expenses of $0.10 per share, or income of $0.26 per share on a pre-restructuring basis.
Fiscal 2005 fourth quarter sales of $169.1 million were $10.5 million higher than in the fourth quarter of fiscal 2004. Foreign currency exchange rates, principally the euro, favorably impacted fourth quarter sales by $1.3 million. On a constant dollar basis, sales increased by $9.2 million in the current quarter when compared with the comparable prior year period. Earnings before interest and taxes (“EBIT”) were $8.0 million in the fourth quarter of fiscal 2005 compared to $9.1 million in the fourth quarter period of fiscal 2004. Cost savings of $3.8 million from the previously announced Pharmaceutical segment restructuring program helped to mitigate profit shortfall associated with price reductions in the Pharmaceutical segment. During the quarter $2.2 million was spent restructuring the business. The fiscal 2005 fourth quarter net income was $2.4 million versus $3.5 million in the comparable prior year period. The diluted income per share was $0.16 in the fourth quarter of fiscal 2005 and was $0.24 in the comparable prior year period.
For the year ended August 31, 2005, sales increased to $604.8 million, an increase of $19.0 million or 3.2% over the same period in fiscal 2004. Foreign currency exchange rates favorably impacted the year’s sales by $16.6 million. On a constant dollar basis, sales increased by $2.4 million in the current year when compared with the same period of fiscal 2004. Fiscal 2005 year, EBIT of $21.5 million was $8.8 million lower than in the comparable prior year period. The decline in EBIT is due to the Pharmaceutical business segment restructuring costs, margin deterioration in the Pharmaceutical segment, and lower factory utilization rates in the Pharmaceutical and Industrial segments and lower aftermarket sales in the Industrial segment. Partially offsetting these factors were improved cost savings associated with restructuring actions taken in the Company’s Pharmaceutical business segment during the period. For Fiscal 2005 year, the Company reported income per share of $0.20, which included restructuring costs of $0.44 per share, or income per share of $0.64 on a pre-restructuring basis.
Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “The Pharmaceutical segment performance is being impacted in large part by continued weakness in the end-markets served by both Reactor Systems and Romaco. The Pharmaceutical segment has been in a prolonged downturn due to ongoing consolidation in the pharmaceutical markets. Sales for the year were lower than the prior year period and we experienced a currency adjusted decline of 5.5% in volume. Cost reductions from the restructuring program initiated early in the fiscal year of $10.4 million were not enough to offset profit declines due to the currency adjusted volume decline, competitive pressure impacting margins, and restructuring expenses in the year of $7.9 million.”
Mr. Wallace further stated, “In addition, throughout fiscal 2005 we have been able to monetize a number of underutilized facilities and a business line that does not fit into our long term strategy. During the quarter we were able to sell the Lined Pipe business unit of Edlon for $8.5 million, bringing the year to date cash proceeds from land, building and business unit sales to $16.6 million.”
Sales in the Pharmaceutical segment were up 2.5% after foreign exchange impact during the fourth quarter 2005 driven by Romaco shipments, partially offset by lower sales in Reactor Systems. EBIT improved during the fourth quarter 2005 on a year-over-year basis, helped by cost savings associated with the restructuring but, somewhat, offset by lower margins due to pricing. Major pharmaceutical companies continue to closely watch their capacity utilization and delay major capital equipment purchases.
The Industrial segment fourth quarter fiscal 2005 revenue increased by 2.9% compared with the prior year. EBIT was lower than in the prior year due to restructuring charges associated with the Edlon business. Order rates are improving in the chemical processing and municipal wastewater treatment markets.

The Energy Systems segment reported strong sales and earnings during the fourth quarter 2005. Sales rose 21.1% to $38.4 million in the fourth quarter from $31.7 million in the prior year. EBIT increased 18.9% to $9.0 million compared with $7.6 million in the prior year. The Energy Systems segment continues to perform at high levels driven by high oil and gas prices and record demand in the market. The outlook for the Energy Systems segment remains very positive due to the high price of oil and gas, strong rig count figures, and anticipated increases for replacement parts and maintenance capital spending out into 2006.
Concerning the exploratory discussions of a possible sale of Romaco and future restructuring of the Pharmaceutical segment, Wallace stated, “We continue to evaluate offers from firms interested in parts of Romaco and will only sell if the right offer is made by a qualified buyer. Given today’s pharmaceutical market place, there is a continuing need to evaluate all of our operating units and make decisions to best serve our customers with the right products and shortest delivery time. We intend to make sure we achieve the most cost effective utilization of our plants as we work to satisfy our customers.”
With respect to other business units, Wallace stated, “The Energy Systems business should continue to run at record levels well into 2006. While this has been a cyclical business, there is nothing on our horizon that causes us concern at this time. The Industrial business will benefit from a more active Chemical Processing end-market, along with cost improvements that have been made in the business. Robbins & Myers is committed to reducing complexity across the business and implementing operational improvements as we focus on serving our customers.”
“We have just completed our planning for the 2006 fiscal year. While we are optimistic that energy market will remain strong throughout 2006 we are being conservative with respect to the pharma market and the industrial segment. Our first quarter fiscal 2006 guidance is $0.00 to $0.05 and guidance for the year is $0.80 to $0.95.”
Mr. Wallace commented on the future direction of the Company stating, “As we look at our business going forward, we intend to organize our various business units around two primary platforms as we transition to become a market driven operating company. Fluid

Management will be comprised of the product lines within Robbins & Myers Energy Systems, Moyno and Tarby. The nature of the product lines, technology, and targeted growth industries, share a common theme and we will be able to leverage our manufacturing capacity, engineering resources, and market channels to fuel growth in our target markets. Another major area of emphasis will be in Process Solutions. This group will be comprised of product lines within Chemineer, Edlon, and Reactor Systems. The business units in this sector share many of the same end-markets, customers, and process technology. We are moving to create greater cooperation among the business units in Process Solutions with the aim of increasing sales and profit by leveraging our talent across the group. Based on the outcome of Romaco discussions, we will include Romaco in the Process Solutions group or set up a separate reporting platform.”
In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended		Year Ended
	August 31,	August 31,	August 31,	August 31
(in thousands, except per share data)	2005	2004	2005	2004

Net income	$2,357	$3,497	$2,981	$9,770

Plus special items, net of tax:
Inventory write-offs included in cost of sales	62	0	712	0
Pharmaceutical segment restructuring charges	168	495	4,266	495
Loss on sale — Lined Pipe & Fittings business	1,183	0	1,332	0
CEO retirement charges	0	0	0	896

Net Income before special items	$3,770	$3,992	$9,291	$11,161

Diluted earnings per share	$0.16	$0.24	$0.20	0.67
Plus special items:
Inventory write-offs included in cost of sales	0.01	0.00	0.05	0.00
Pharmaceutical segment restructuring charges	0.01	0.03	0.30	0.03
Loss on sale —Lined Pipe & Fittings business	0.08	0.00	0.09	0.00
CEO retirement charges	0.00	0.00	0.00	0.07

Diluted earnings per share before special items	$0.26	$0.27	$0.64	$0.77

Annual Meeting Date
The Company also announced that its annual shareholders’ meeting will be held January 11, 2006 in Dayton, Ohio, with record date set November 21, 2005.
Conference Call & Web Cast
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EST on Tuesday, October 11, 2005, to review the fourth quarter and Fiscal year end 2005 results. Interested persons should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website and a telephonic replay will be available for one week beginning at 1:00 p.m. EST October 11, by dialing 888-286-8010 in the U.S. and entering ID # 93233146.
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical segment, including the receipt of cash proceeds from the sale of excess facilities and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	August 31, 2005	August 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$23,043	$8,640
Accounts receivable	128,676	130,571
Inventories	102,652	107,478
Other current assets	6,273	7,794
Deferred taxes	11,116	7,901

Total Current Assets	271,760	262,384

Goodwill & Other Intangible Assets	325,554	322,935
Other Assets	8,961	8,216
Property, Plant & Equipment	130,612	139,707

	$736,887	$733,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$67,182	$61,540
Accrued expenses	96,363	93,035
Current portion of long-term debt	8,616	8,333

Total Current Liabilities	172,161	162,908

Long-Term Debt — Less Current Portion	166,792	173,369
Deferred Taxes	666	4,329
Other Long-Term Liabilities	95,145	89,524
Shareholders’ Equity	302,123	303,112

	$736,887	$733,242

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2005	2004	2005	2004

Sales	$169,104	$158,595	$604,773	$585,758
Cost of sales	114,447	105,073	411,308	392,754

Gross profit	54,657	53,522	193,465	193,004

SG&A expenses	43,888	42,872	160,609	157,810
Amortization expense	646	820	2,519	2,738
Other	2,143	761	8,886	2,139

Income before interest and income taxes	7,980	9,069	21,451	30,317

Interest expense	3,606	3,566	14,433	14,427

Income before income taxes and minority interest	4,374	5,503	7,018	15,890

Income tax expense	1,618	1,927	2,597	5,563

Minority interest	399	79	1,440	557

Net income	$2,357	$3,497	$2,981	$9,770

Net Income Per Share:
Basic	$0.16	$0.24	$0.20	$0.67
Diluted	$0.16	$0.24	$0.20	$0.67

Weighted Average Common Shares Outstanding:
Basic	14,662	14,519	14,608	14,478
Diluted	16,469	16,308	16,423	16,285

Orders	$152,597	$129,514	$607,210	$586,948

Backlog	$116,491	$114,267	$116,491	$114,267

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
        (Unaudited)

	Three Months Ended				Twelve Months Ended
	August 31,		August 31,		August 31,		August 31,
(in thousands)	2005		2004		2005		2004

Sales
Pharmaceutical	$95,105		$92,336		$337,347		$343,047
Industrial	35,557		34,541		130,388		126,827
Energy	38,442		31,718		137,038		115,884

Total	$169,104		$158,595		$604,773		$585,758

Income Before Interest and Income Taxes (EBIT)
Pharmaceutical	$3,256	(1)	$2,808	(4)	$(2,099)	(1)	$10,317	(4)
Industrial	555	(2)	2,681		5,440	(2)	8,349
Energy	9,014		7,582		33,224		27,424
Corporate and Eliminations	(4,845)		(4,002)		(15,114)		(15,773)	(3)

Total	$7,980		$9,069		$21,451		$30,317

Depreciation and Amortization
Pharmaceutical	$2,117		$1,804		$8,948		$9,573
Industrial	992		1,200		4,158		4,536
Energy	1,620		1,398		5,713		5,493
Corporate and Eliminations	382		548		1,574		1,775

Total	$5,111		$4,950		$20,393		$21,377

Orders
Pharmaceutical	$77,339		$67,002		$331,537		$340,177
Industrial	34,788		30,183		133,793		127,898
Energy	40,470		32,329		141,880		118,873

Total	$152,597		$129,514		$607,210		$586,948

Backlog
Pharmaceutical	$80,295		$85,711		$80,295		$85,711
Industrial	26,043		23,245		26,043		23,245
Energy	10,153		5,311		10,153		5,311

Total	$116,491		$114,267		$116,491		$114,267

(1)	Includes costs of $365,000 in the quarter ended August 31, 2005, and costs of $7,902,000 in the twelve months ended August 31, 2005 related to the restructuring of our Romaco and Reactor Systems businesses.

(2)	Includes a loss of $1,877,000 in the quarter ended August 31, 2005 related to the sale of the lined pipe and fittings business of Edlon. The twelve months ended August 31, 2005 EBIT also includes costs of $237,000 related to a facility sale.

(3)	Includes costs of $1,378,000 related to the retirement of our former President and CEO.

(4)	Includes severance costs of $761,000 related to the consolidation of our Reactor Systems business in Italy.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.